Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Velti plc of our report dated April 11, 2011, relating to the consolidated financial statements and the financial statement schedule, appearing in Velti plc’s annual report on Form 20-F for the year ended December 31, 2010.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

April 25, 2011